Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), dated June 24, 2026, and the related Letter of Transmittal (as defined below) and any amendments or supplements to such Offer to Purchase or Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock of

NUVALENT, INC.

at

$124.00 per share of Class A Common Stock

and

$124.00 per share of Class B Common Stock

Pursuant to the Offer to Purchase for Cash dated June 24, 2026 by

HARMONY ROW ACQUISITION CO.,

GLAXOSMITHKLINE LLC

and

GSK PLC

Harmony Row Acquisition Co., a Delaware corporation (“Purchaser”), a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“Parent”), which is an indirect wholly-owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), is offering to purchase all of the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”), and Class B Common Stock, par value $0.0001 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), of Nuvalent, Inc., a Delaware corporation (the “Company”), for $124.00 per Share, net to the seller in cash, without interest (such consideration as it may be increased from time to time pursuant to the terms of the Merger Agreement (as defined below), the “Offer Price”), subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 24, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Stockholders of record who tender directly to Citibank, N.A., which is the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 14, 2026 (SUCH DATE, OR ANY SUBSEQUENT DATE TO WHICH THE EXPIRATION OF THE OFFER IS EXTENDED, THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser and solely for purposes of Section 9.14 therein, Ultimate Parent, pursuant to which, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and as a direct wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and will be consummated as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by Purchaser and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than any Shares (a) held in the treasury of the Company or owned by the Company or the Company’s subsidiary immediately prior to the Effective Time, (b) owned by Ultimate Parent, Parent, Purchaser or any direct or indirect wholly-owned subsidiary of Ultimate Parent, Parent or Purchaser immediately prior to the Effective Time, and (c) held by a stockholder who is entitled to demand and properly exercises and perfects its demand for appraisal of such Shares in accordance with Section 262 of the DGCL immediately prior to the Effective Time) will be converted into the right to receive the Offer Price, subject to any applicable withholding taxes. As a result of the Merger, the Company will cease to be publicly traded.

Pursuant to the terms of the Merger Agreement, at the Effective Time, (a) each option to purchase Class A Shares (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and entitle the holder to receive for each Class A Share underlying such cancelled Company Stock Option a cash amount (without interest and less applicable withholding taxes) equal to the excess of (x) the Offer Price over (y) the exercise price payable per Class A Share under such Company Stock Option; (b) each restricted stock unit denominated in Class A Shares (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and entitle the holder to receive a cash amount (without interest and less applicable withholding taxes) equal to the Offer Price for each Class A Share underlying such Company RSU; and (c) each performance stock unit denominated in Class A Shares (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and entitle the holder to receive a cash amount (without interest and less applicable withholding taxes) equal to the Offer Price for each Class A Share underlying such Company PSU (assuming performance goals are achieved in full).

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (a) the Minimum Tender Condition (as defined below); and (b) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The “Minimum Tender Condition” means that there shall have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn prior to the date of expiration of the Offer that number of Class A Shares that, together with the number of Class A Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned subsidiaries), represents at least a majority of the Class A Shares outstanding as of the consummation of the Offer.

The Board of Directors of the Company, at a meeting duly called and held, unanimously: (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (b) declared it advisable that the Company enter into the Merger Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, (c) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (d) subject to the terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

The Merger Agreement provides that, subject to the terms and conditions in the Merger Agreement, Purchaser will extend the Offer (a) for one (1) or more periods of time of up to ten (10) business days per extension (or such other period of time agreed by Parent and the Company) if at any scheduled Expiration Date any Offer Condition (other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer) is not satisfied and has not been waived; and (b) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof, or Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer. In addition, if at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may elect to (and if so requested by the Company, Purchaser shall) extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Purchaser), but not more than ten (10) business days each (or for such longer period as may be agreed to by Parent and the Company). The Company may not request Purchaser to extend the Offer pursuant to the foregoing sentence on more than two (2) occasions in consecutive periods of ten (10) business days each (or such longer or shorter period as the Company and Purchaser may agree in writing).

Purchaser is not required to, and Purchaser will not, without the prior written consent of the Company, extend the Offer beyond the Outside Date. The “Outside Date” means December 9, 2026.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date.

If the Offer is consummated, Purchaser will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Parent, Purchaser and the Company have elected to have the Merger Agreement and the Contemplated Transactions governed by Section 251(h) of the DGCL and agreed that, subject to satisfaction of the Offer Conditions and the conditions to the Merger set forth in the Merger Agreement, the Merger will be effected as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement. Under Section 251(h) of the DGCL, the consummation of the Merger does not require a vote or action by written consent of the Company’s stockholders.

The Merger Agreement provides, among other things, that, without the prior written consent of the Company, Purchaser will not (a) decrease the Offer Price or change the form of the consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) amend, modify, or waive the Minimum Tender Condition, (d) add to the Offer Conditions, (e) amend or modify the Offer Conditions in a manner adverse to the holders of Shares, (f) extend the Expiration Date of the Offer except as required or permitted by the Merger Agreement or (g) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn, if and when it gives written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Parent and Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Parent or Purchaser pay interest on the Offer Price for Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents. Purchaser is not providing for guaranteed delivery procedures.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer on the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after August 22, 2026 if Purchaser has not accepted them for payment by that date. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (except in the case of Shares tendered by an “eligible institution”) with signatures guaranteed by an eligible institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Share Certificates, the serial numbers shown on the Share Certificates, or other identification to the Depositary, evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company provided Parent and Purchaser with the Company’s stockholder list, mailing labels, security position listings and computer files for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal, as well as the Schedule 14D-9 (as described in the Offer to Purchase) will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Stockholders should consult with their own tax advisor to determine the particular tax consequences to them of the Offer and the Merger. For a more complete description of the principal U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company’s Board of Directors and the reasons therefor) contain important information. Stockholders should carefully read all documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED

500 Fifth Avenue, 21st Floor

New York, NY 10110

Shareholders May Call Toll Free:

(877) 750-5838 (from the U.S. and Canada), or

+1 (412) 232-3651 (from other countries)

Banks and Brokers May Call Collect: (212) 750-5833

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